NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Date:	January 27, 2016
Contact:	Steve Beers

HUBBELL BOARD ELECTS NEW DIRECTOR

SHELTON, CT. (January 27, 2016) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBB) announces the election of Judith F. Marks as a Director of the Company effective January 26, 2016.

Ms. Marks currently serves as the Executive Vice President, Global Solutions at Dresser-Rand, a Siemens Business, and global supplier of custom-engineered rotating equipment for the oil, gas and power industries.  She assumed the role in October 2015 after having been the President and CEO of Siemens Government Technologies, Inc. since 2011.

Hubbell’s Chairman, President and CEO, Mr. David G. Nord, said “We are very pleased to welcome Judy to the Hubbell Board. She brings a strong operational background and global business experience that make her a highly valuable addition to our Board. We look forward to her future contributions and perspectives.”

Prior to joining Siemens, Ms. Marks spent twenty-seven years at Lockheed Martin Corporation in varying strategic and operational roles.  She received her undergraduate degree in Electrical Engineering from Lehigh University.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2014 revenues of $3.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

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